As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	91-0538859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

(Address of principal executive offices)

2007 Equity Incentive Plan

Glenn M. Dobbs

President and Chief Executive Officer

Mines Management, Inc.

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

Telephone: (509) 838-6050
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Patricia Peterson

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Telephone: (303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock (par value $0.001 per share)	3,000,000 shares	$2.81	$8,430,000	$331.30

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement covers any securities that may be offered or issued pursuant to the Mines Management, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) as a result of adjustments for stock dividends, stock splits and similar changes.

(2)   Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the price per share and aggregate offering price are based upon the average of the high and low sales prices of the Company’s common stock on July 29, 2008, as reported the American Stock Exchange.

PART I

The information and written statement required by Part I are included in the documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(i) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, previously filed by Mines Management, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated in this registration statement by reference as of their date of filing with the Commission:

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008;

(b)           The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on May 15, 2008;

(c)           The Company’s Current Report on Form 8-K filed on April 17, 2008; and

(d)           The description of the Company’s common stock contained in our Registration Statement on Form 10-SB/A (SEC File No. 0-29786) filed with the SEC on February 11, 1999.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Mines Management, Inc. is incorporated in the State of Idaho.  Sections 30-1-351 through 30-1-852 of the Idaho Business Corporation Act provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer,

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employee, fiduciary, or agent of Mines Management, Inc. or was serving at its request in a similar capacity for another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of Mines Management, Inc. and which was at least not opposed to the best interests of Mines Management, Inc., and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  In case of an action brought by or in the right of Mines Management, Inc., such persons are similarly entitled to indemnification if they acted in accordance with the standard of conduct set forth above, but no indemnification shall be made if such person was adjudged liable on the basis that he received a financial benefit to which he was not entitled.  In such event, indemnification is limited to reasonable expenses.  Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under Mines Management Inc.’s Articles of Incorporation or Bylaws, any agreement, vote of shareholders or disinterested directors, or otherwise.

The Articles of Incorporation of Mines Management, Inc. generally allow indemnification of officers and directors to the fullest extent allowed by law.  Mines Management, Inc. currently intends to indemnify its officers and directors to the fullest extent permitted by the Articles of Incorporation and Idaho law.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Mines Management, Inc.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Mines Management, Inc. 2007 Equity Incentive Plan*

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of LeMaster & Daniels PLLC

24.1	Power of Attorney (included on signature page of this registration statement)

*    Previously filed as Appendix A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 22, 2008, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

(a)           The Registrant undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

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(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 17, 2008.

MINES MANAGEMENT, INC.

By:	/s/ Glenn M. Dobbs
Name: Glenn M. Dobbs
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Glenn M. Dobbs and James H. Moore, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn M. Dobbs	President, Chief Executive Officer	June 17, 2008
Glenn M. Dobbs	(Principal Executive Officer) and Director

/s/ James H. Moore	Chief Financial Officer and Treasurer	June 17, 2008
James H. Moore	(Principal Financial and Accounting Officer)

/s/ Roy G. Franklin	Director	June 17, 2008
Roy G. Franklin

/s/ Robert L. Russell	Director	June 17, 2008
Robert L. Russell

/s/ Jerry Pogue	Director	June 17, 2008
Jerry Pogue

/s/ Russell C. Babcock	Director	June 17, 2008
Russell C. Babcock

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of LeMaster & Daniels PLLC

24.1	Power of Attorney (included on signature page of this registration statement)